Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Full Year 2015 Results

NEWARK, NJ — March 9, 2016: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported fourth quarter 2015 revenue of $43.9 million, negative Adjusted EBITDA* of $2.4 million, and a net loss attributable to common stockholders of $4.2 million -- $0.19 per basic and diluted share. For the full year, Genie Energy reported consolidated revenue of $210.1 million, negative Adjusted EBITDA of $0.2 million, and a net loss attributable to common stockholders of $8.9 million -- $0.40 per basic and diluted share.

●	On February 1, 2016, Israel’s Northern District Planning and Building Committee approved a two-year permit extension for Genie Energy’s Afek Oil & Gas subsidiary (Afek) to continue its exploratory drilling program in Northern Israel;

●	Afek has completed drilling five exploratory wells pursuant to its drilling program. A well flow test program on one or more of the completed wells, now underway, will provide additional data bearing on the technical and commercial potential of the resource;

●	Genie Retail Energy (GRE), which operates Genie Energy’s retail energy provider businesses, increased its meter base by net 4,000 meters during the quarter to 392,000, the third consecutive quarter of net meter growth;

●	GRE increased Adjusted EBITDA* to $1.6 million in 4Q15 from $1.4 million (+16.6%) in the year ago quarter. Full year GRE Adjusted EBITDA* increased to $14.2 million compared to $7.5 million in 2014;

●	Following the quarter close, the Public Service Commission of the State of New York announced an order that could significantly limit retail energy competition. See the Genie Retail Energy discussion below for additional details;

●	The Genie Energy Board of Directors has approved the resumption of a quarterly dividend on its Class A and Class B common stock. The $0.06 per share dividend for 4Q15 was paid on February 12, 2016 to common stockholders of record as of the close of business on February 5, 2016.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “Our retail energy business reported another solid quarter with net meter growth, healthy margins, and increased profitability compared to the year ago quarter. At Afek, we have completed drilling five exploration wells and have begun a well flow test program. In light of the strong performance at Genie Retail, Afek’s operational progress, and anticipated capital requirements in the near and medium term, Genie Energy’s Board reinstituted the quarterly dividend on Genie Energy’s common stock.”

GENIE ENERGY 4th QUARTER AND FULL YEAR 2015 CONSOLIDATED RESULTS

$ in millions, except EPS	4Q15	3Q15	4Q14	4Q15 -4Q14 Change (%/$)	2015	2014
Revenue	$43.9	$52.2	$49.7	(11.6)%	$210.1	$275.0
Gross profit	$16.1	$21.8	$12.8	+26.2%	$69.1	$51.9
Gross margin percentage	36.7%	41.8%	25.7%	+1100 BP	32.9%	18.9%
SG&A expense (including stock-based compensation)	$17.0	$15.9	$15.1	+12.7%	$66.0	$61.7
Stock-based compensation	$1.2	$1.2	$2.3	(49.0)%	$5.2	$10.8
Research and development expense**	$0.3	$0.4	$1.5	(78.6)%	$2.0	$5.5
Exploration expense**	$2.2	$1.5	$3.5	(37.2)%	$6.6	$7.0
Adjusted EBITDA*	$(2.4)	$5.2	$(5.0)	+$2.6	$(0.2)	$(11.4)
(Loss) income from operations	$(3.7)	$3.8	$(10.7)	+$7.0	$(5.9)	$(25.6)
Net (loss) income attributable to Genie Energy common stockholders	$(4.2)	$2.5	$(10.8)	+$6.6	$(8.9)	$(27.9)
(Basic and diluted loss) diluted earnings per share attributable to Genie Energy common stockholders	$(0.19)	$0.10	$(0.50)	+$0.31	$(0.40)	$(1.31)
Net cash (used in) provided by operating activities	$(3.6)	$4.0	$(11.0)	+$7.4	$(3.1)	$(19.1)

* Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”. In the three months ended December 31, 2015, Afek capitalized $9.2 million of drilling expenses and recorded $2.2 million of “Exploration expense” in the consolidated statements of operations.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At December 31, 2015, Genie Energy had $155.8 million in total assets, including $60.3 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $41.1 million, and working capital (current assets less current liabilities) totaled $77.1 million.

Net cash used in operating activities in 4Q15 was $3.6 million compared to $11.0 million in the year ago quarter.

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RESULTS BY SEGMENT

$ in millions	4Q15	3Q15	4Q14	4Q15 -4Q14 Change (%/$)	2015	2014
Genie Retail Energy
Total revenue	$43.9	$52.2	$49.7	(11.6)%	$210.1	$275.0
Electricity revenue	$36.8	$49.4	$36.7	+0.3%	$167.3	$214.5
Natural gas revenue	$7.3	$2.3	$12.0	(39.2)%	$40.8	$57.9
Other revenue	$(0.2)	$0.6	$0.9	$(1.1)	$2.0	$2.7
Gross profit	$16.1	$21.8	$12.8	+26.2%	$69.1	$51.9
Gross margin percentage	36.7%	41.8%	25.7%	+1100 BP	32.9%	18.9%
SG&A expense	$14.6	$13.3	$11.5	+26.9%	$55.6	$45.1
Adjusted EBITDA	$1.6	$8.7	$1.4	+16.6%	$14.2	$7.5
Impairment	-	-	$3.6	$(3.6)	-	$3.6
Income (loss) from operations	$1.5	$8.5	$(2.1)	+$3.6	$13.5	$3.5

Afek
G&A expense	$0.2	$0.3	$0.1	+89.5%	$0.8	$0.2
Exploration expense	$2.2	$1.5	$3.5	(37.2)%	$6.6	$7.0
Adjusted EBITDA	$(2.4)	$(1.8)	$(3.6)	$1.3	$(7.4)	$(7.3)
Loss from operations	$(2.4)	$(1.8)	$(3.6)	$1.2	$(7.5)	$(7.3)
Capitalized exploration costs	$9.2	$6.8	-	$9.2	$27.0	-

GOGAS
G&A expense	-	$0.2	$0.2	(70.9)%	$0.7	$1.1
Research and development expense	$0.3	$0.4	$1.5	(78.1)%	$1.9	$5.4
Adjusted EBITDA	$(0.6)	$(0.7)	$(1.5)	+$0.9	$(2.7)	$(6.0)
Loss from operations	$(0.6)	$(0.7)	$(1.6)	+$1.0	$(3.1)	$(6.5)

Corporate
G&A expense	$2.1	$2.1	$3.3	(35.9)%	$8.9	$15.4
Non-cash compensation in G&A	$1.1	$1.1	$2.0	(47.5)%	$4.5	$9.7
Adjusted EBITDA	$(1.0)	$(1.0)	$(1.2)	+$0.2	$(4.4)	$(5.6)
Loss from operations	$(2.1)	$(2.1)	$(3.3)	+$1.2	$(8.9)	$(15.4)

Genie Retail Energy

Genie Retail Energy increased its base of meters served for the third consecutive quarter as well as year over year. Meters served climbed to 392,000 at December 31, 2015. RCE’s increased year over year while declining slightly on a sequential basis to 259,000 at December 31, 2015 reflecting reduced consumption per meter as a result of the higher average temperature during the fourth quarter of 2015. Genie Retail Energy added 70,000 gross meters in 4Q15 compared to 55,000 meters in 4Q14 and 74,000 meters in 3Q15. For the full year 2015, Genie Retail Energy added 275,000 gross meters compared to 213,000 in 2014.

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Meters and RCEs at End of Quarter (in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Electricity meters	264	261	250	232	234
Natural gas meters	128	127	127	126	129
Total meters	392	388	377	358	363

Electricity RCEs	178	178	168	158	160
Natural gas RCEs	81	82	83	83	83
Total RCEs	259	260	251	241	243

Genie Retail Energy’s average monthly customer churn declined to 6.3% in 4Q15 from 6.7% in 3Q15, but increased from 5.9% in the year ago quarter. The sequential decrease in churn represents the impact of recent enrollments in electricity supply plans with fixed rate characteristics compared to the legacy customer base. Customers in these plans tend to have somewhat lower rates of churn than those in variable rate plans. Meters enrolled in offerings with fixed rate characteristics constituted approximately 16% of GRE’s electric load at December 31, 2015. For the full year, average monthly churn decreased to 6.3% from 6.8% in 2014. The year over year decrease reflects a return to normalized levels after the polar vortex drove churn rates higher in the first half of 2014.

Genie Retail Energy’s quarterly revenue decreased $5.8 million year over year to $43.9 million primarily on reduced gas sales as the winter was considerably warmer than the year ago period. Full year revenue decreased to $210.1 million from $275.0 million in 2014 on decreases in both electricity and gas sales.

Sales of electricity in 4Q15 increased slightly to $36.8 million from $36.7 million in 4Q14 as a modest increase in kilowatt hours sold was offset by a decrease in revenue per kilowatt hour sold. An increase in average electric meters served year over year was partially offset by a decline in consumption per meter reflecting both the milder weather compared to the year ago quarter and the acquisition of lower average consumption electric meters. For the full year, electricity revenue declined to $167.3 million from $214.5 million reflecting the impact of both lower electricity rates and a decrease in kilowatt hours sold.

Sales of natural gas in 4Q15 decreased to $7.3 million from $12.0 million a year earlier. Average revenue per therm sold was 25.2% less than the year ago level, and consumption per meter decreased significantly reflecting the severe cold of the winter of 2013-2014 compared to 2014-2015. Gas revenue in 2015 decreased to $40.8 million from $57.9 million reflecting a reduction in rates charged and a smaller average meter base compared to the previous year.

Genie Retail Energy’s gross margin in 4Q15 was 36.7% compared to 25.7% in the year ago quarter reflecting a favorable operating environment with substantial reductions in wholesale commodity costs. Full year gross margin was 32.9% compared to 18.9% in 2014.

Genie Retail Energy’s SG&A expense in 4Q15 increased to $14.6 million from $11.5 million in 4Q14 reflecting increases in customer acquisition costs and payroll and utility related expenses. For the full year, SG&A expense was $55.6 million compared to $45.1 million. In addition to the other factors responsible for the quarter-over-quarter increase, the 2015 total includes an accrual of $2.7 million for regulatory and legal matters. As a percentage of GRE’s total revenues, selling, general and administrative expense increased to 26.4% in 2015 from 16.4% in 2014.

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Genie Retail Energy generated Adjusted EBITDA of $1.6 million in 4Q15 compared to $1.4 million in the year ago quarter. The increase primarily reflects the improvement in gross margin partially offset by higher customer acquisition costs compared to the year ago quarter. For 2015, Adjusted EBITDA increased to $14.2 million from $7.5 million.

Genie Retail Energy’s income from operations in 4Q15 was $1.5 million, compared to a loss from operations of $2.1 million in 4Q14. For the full year, income from operations improved to $13.5 million from $3.5 million a year earlier. The quarter over quarter and year over year improvements reflect, in part, a goodwill impairment charge of $3.6 million incurred in 4Q14.

After the quarter close on February 23, 2016, the New York Public Service Commission (PSC) issued an order enacting new regulations that would impose significant new restrictions on retail energy providers (REPs) operating in New York, including Genie Retail Energy. The PSC’s order, which was to become effective March 4, 2016, would require that all electricity and natural gas plans offered by REPs to residential and small business customers include an annual guarantee of savings compared to the price charged by the relevant incumbent utility or, for electricity offerings, provide at least 30% of the supply from renewable sources. Customers who are not enrolled in a complaint program would be relinquished back to the local utility at the end of their contract period or, for variable price customers operating on month to month agreements, at the end of the current monthly billing cycle.

On March 4, 2016, a group of parties from the REP industry sought and won a temporary restraining order to block implementation of the PSC’s order until April 14, 2016. GRE expects that the REP industry will take additional legal action in response to the order seeking a definitive judicial review of the industry’s challenges to the PSC’s order.

GRE is evaluating the potential impact of the PSC’s order on its New York operations while preparing to operate in compliance with any new requirements. Depending on the final language of the order and the outcome of legal appeals, as well as GRE’s response to the order with respect to its New York customers, the order will likely have a substantial impact upon GRE's operations in New York. As of December 31, 2015, New York represented 53% of GRE’s total meters served and 44% of the total RCEs of GRE’s customer base.

Afek

Genie Energy’s Afek subsidiary is characterizing an oil and gas resource in Northern Israel pursuant to an exclusive three year petroleum exploration license covering 396.5 square kilometers. Afek is in the process of applying for an extension of its license from Israel’s Ministry of National Infrastructures, Energy and Water Resources.

Afek has completed drilling five exploratory wells in its license area and has initiated a well flow test program that will run on one or more of the completed wells. The analysis gathered during the well drilling phase confirmed the presence of several target zones containing hydrocarbons within the formation. The volume of the resources, the extent they may be extractable and the cost and method of extraction cannot yet be determined. As such, the resources do not yet constitute proved, probable or possible reserves.

In 4Q15, Afek loss from operations was reduced to $2.4 million from $3.6 million a year ago. The reduction is primarily due to the capitalization of exploration related expenses that was implemented in 2015 with the onset of drilling operations. For the full year 2015, Afek’s loss from operations was $7.5 million compared to $7.3 million in 2014.

Afek capitalized $9.2 million of drilling costs in 4Q15 compared to nil in the year ago quarter. In 2015, Afek capitalized $27.0 million in drilling expenses compared to nil in 2014.

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Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of oil shale projects in Mongolia and Israel’s Shfela Basin, as well as Genie Energy’s minority stake in a joint venture for in situ development of oil shale in Colorado’s Piceance Basin, AMSO, LLC. GOGAS has suspended operations in the Shfela and in Mongolia.

In February 2016, Total notified AMSO, LLC that it has discontinued its share of funding of the project. GOGAS’s AMSO subsidiary and Total are obligated to fund certain remediation and reclamation costs upon ending operations. AMSO estimates that its share of such costs will be under $2 million. GOGAS is currently considering its options with respect to the future of AMSO, LLC.

The GOGAS segment’s loss from operations in 4Q15 was $635 thousand compared to $1.6 million in 4Q14. GOGAS reported a loss from operations of $3.1 million in 2015 compared to $6.5 million in 2014.

Corporate

Genie Energy’s corporate G&A expense in 4Q15 decreased to $2.1 million from $3.3 million in 4Q14. The decrease was attributable primarily to a decrease in stock-based compensation expense related to compensation arrangements with Howard Jonas, Genie Energy’s Chairman and Chief Executive Officer. Stock-based compensation expense was $1.1 million in 4Q15 compared to $2.0 million in 4Q14.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

An audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website approximately three hours after the call concludes. In addition, a teleconference replay will be available through March 17, 2016 at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international). Callers should ask for conference call #10078079.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) operates two primary businesses - Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing services. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS, through its Afek Oil & Gas subsidiary, is conducting an oil and gas exploration project in Northern Israel pursuant to an exclusive exploration license issued by the government of Israel, along with other smaller operations. For more information, visit www.genie.com.

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In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands)	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,786	$71,895
Restricted cash—short-term	10,894	10,609
Certificates of deposit	8,850	4,669
Trade accounts receivable, net of allowance for doubtful accounts of $182 and $227 at December 31, 2015 and 2014, respectively	27,222	31,427
Inventory	11,440	11,166
Prepaid expenses	11,328	5,713
Other current assets	6,104	5,430
TOTAL CURRENT ASSETS	114,624	140,909
Property and equipment, net	1,347	1,902
Capitalized exploration costs—unproved oil and gas property	26,878	—
Goodwill	3,663	3,663
Restricted cash—long-term	1,802	1,023
Deferred income tax assets, net	1,642	1,463
Other assets	5,859	3,968
TOTAL ASSETS	$155,815	$152,928
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$12,642	$14,881
Accrued expenses	19,424	10,913
Advances from customers	1,055	403
Income taxes payable	923	543
Due to IDT Corporation	438	542
Energy hedging contracts	2,192	4,003
Other current liabilities	878	797
TOTAL CURRENT LIABILITIES	37,552	32,082
Revolving credit loan payable	2,000	—
Other liabilities	1,566	1,503
TOTAL LIABILITIES	41,118	33,585
Commitments and contingencies
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at December 31, 2015 and 2014	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at December 31, 2015 and 2014	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,239 and 23,178 shares issued and 23,041 and 22,984 shares outstanding at December 31, 2015 and 2014, respectively	232	232
Additional paid-in capital	124,449	114,322
Treasury stock, at cost, consisting of 198 and 194 shares of Class B common at December 31, 2015 and 2014, respectively	(1,570)	(1,543)
Accumulated other comprehensive income	154	10
Accumulated deficit	(19,647)	(7,759)
Total Genie Energy Ltd. stockholders’ equity	123,377	125,021
Noncontrolling interests:
Noncontrolling interests	(7,013)	(4,678)
Receivable for issuance of equity	(1,667)	(1,000)
Total noncontrolling interests	(8,680)	(5,678)
TOTAL EQUITY	114,697	119,343
TOTAL LIABILITIES AND EQUITY	$155,815	$152,928

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2015	2014	2013
REVENUES:
Electricity	$167,336	$214,511	$216,668
Natural gas	40,757	57,868	62,506
Other	2,016	2,652	—
Total revenues	210,109	275,031	279,174
Direct cost of revenues	141,015	223,094	213,416
GROSS PROFIT	69,094	51,937	65,758
OPERATING EXPENSES, (GAINS) AND LOSSES:
Selling, general and administrative (i)	66,040	61,372	49,749
Bad debt	(29)	310	800
Research and development	1,985	5,538	7,357
Exploration	6,583	6,971	4,032
Goodwill impairment	—	3,562	—
Adjustment to estimated contingent payments	—	(206)	—
Equity in the net loss of AMSO, LLC	397	—	3,194
(Loss) income from operations	(5,882)	(25,610)	626
Interest income	411	469	449
Financing fees	(2,447)	(2,560)	(3,217)
Other (expense) income, net	(193)	389	(444)
Loss before income taxes	(8,111)	(27,312)	(2,586)
Provision for income taxes	(525)	(95)	(2,755)
NET LOSS	(8,636)	(27,407)	(5,341)
Net loss (income) attributable to noncontrolling interests	1,179	921	(562)
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD.	(7,457)	(26,486)	(5,903)
Dividends on preferred stock	(1,481)	(1,416)	(1,223)
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$(8,938)	$(27,902)	$(7,126)

Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders:	$(0.40)	$(1.31)	$(0.36)

Weighted-average number of shares used in calculation of basic and diluted loss per share	22,135	21,256	19,668

(i) Stock-based compensation included in selling, general and administrative expenses	$5,229	$10,758	$4,180

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2015	2014	2013
OPERATING ACTIVITIES
Net loss	$(8,636)	$(27,407)	$(5,341)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	428	132	110
Goodwill impairment	—	3,562	—
Gain on adjustment to estimated contingent payments	—	(206)	—
Deferred income taxes	(180)	(622)	(241)
Provision for doubtful accounts receivable	(29)	310	800
Stock-based compensation	5,229	10,758	4,180
Loss on disposal of property	156	—	37
Equity in the net loss of AMSO, LLC	397	—	3,194
Change in assets and liabilities, net of effect of acquisitions:
Restricted cash	(1,062)	3,923	(4,713)
Trade accounts receivable	4,234	11,189	(2,679)
Inventory	(274)	(7,822)	(700)
Prepaid expenses	(5,615)	(2,306)	(93)
Other current assets and other assets	(2,346)	(2,664)	(243)
Trade accounts payable, accrued expenses and other current liabilities	3,689	(5,718)	6,883
Advances from customers	652	(700)	(746)
Due to IDT Corporation	(104)	1	(59)
Income taxes payable	380	(1,532)	831
Net cash (used in) provided by operating activities	(3,081)	(19,102)	1,220
INVESTING ACTIVITIES
Capital expenditures	(324)	(1,437)	(313)
Investments in capitalized exploration costs – unproved oil and gas property	(26,969)	—	—
Capital contributions to AMSO, LLC	(250)	—	(2,700)
Payment for acquisitions, net of cash acquired	—	—	(772)
Repayment of notes receivable	50	—	—
Issuance of notes receivable	—	(82)	(750)
Purchases of certificates of deposit	(8,820)	(4,655)	(4,329)
Proceeds from maturities of certificates of deposit	4,688	4,334	2,205
Purchases of marketable securities	—	—	(3)
Proceeds from maturities of marketable securities	—	—	10,433
Net cash (used in) provided by investing activities	(31,625)	(1,840)	3,771
FINANCING ACTIVITIES
Dividends paid	(4,431)	(2,825)	(1,131)
Payment for acquisitions	(358)	(1,138)	—
Proceeds from revolving credit loan payable	2,000	—	—
Proceeds from sales of Class B common stock to Howard S. Jonas	—	24,552	—
Distributions to noncontrolling interests	—	—	(42)
Proceeds from sales of equity of subsidiaries	2,500	—	422
Proceeds from exercise of stock options	174	28	93
Collection of receivables for issuance of equity	1,912	—	—
Payment for option to purchase noncontrolling interests	(175)	—	—
Repurchases of Class B common stock	(27)	(1,070)	(269)
Net cash provided by (used in) financing activities	1,595	19,547	(927)
Effect of exchange rate changes on cash and cash equivalents	2	(595)	412
Net (decrease) increase in cash and cash equivalents	(33,109)	(1,990)	4,476
Cash and cash equivalents at beginning of period	71,895	73,885	69,409
Cash and cash equivalents at end of period	$38,786	$71,895	$73,885
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$10	$3	$12
Cash payments made for income taxes	$49	$2,647	$2,069
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Subsidiary equity grant reclassified to liability	$1,200	$—	$—
Receivables for issuance of equity of subsidiaries	$2,500	$—	$—
Liabilities incurred for acquisitions	$—	$—	$2,475

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Reconciliation of Non-GAAP Financial Measure for the Fourth Quarter and Full Year 2015 and 2014

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the full year and fourth quarter of 2015, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, stock-based compensation and goodwill impairment, and subtract gain on adjustment to estimated contingent payments.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses and gains that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Goodwill impairment is also excluded from the calculation of Adjusted EBITDA. Goodwill impairment is primarily dictated by events and circumstances outside the control of management, such as the annual impairment test prescribed by GAAP, which triggers an impairment analysis. While there may be similar impairment charges in future periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s core and continuing operations.

Finally, the gain on adjustment to estimated contingent payments, which is a component of loss from operations, is excluded from the calculation of Adjusted EBITDA. Although Genie Energy may purchase businesses, or have additional adjustments in the future, such purchases or adjustments to the purchase price do not occur each quarter nor are they part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net (Loss) Income (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2015 (4Q15)
Adjusted EBITDA	$(2,415)	$1,587	$(599)	$(2,371)	$(1,032)
Subtract:
Stock-based compensation	1,155	65	28	-	1,062
Depreciation	103	59	8	36	-
(Loss) income from operations	(3,673)	$1,463	$(635)	$(2,407)	$(2,094)
Interest income	105
Financing fees	(569)
Other expense, net	(83)
Benefit from income taxes	114
Net loss	(4,106)
Net loss attributable to noncontrolling interests	311
Net loss attributable to Genie Energy Ltd.	$(3,795)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2015 (3Q15)
Adjusted EBITDA	$5,188	$8,696	$(657)	$(1,818)	$(1,033)
Subtract:
Stock-based compensation	1,241	113	47	-	1,081
Depreciation	108	59	25	24	-
Income (loss) from operations	3,839	$8,524	$(729)	$(1,842)	$(2,114)
Interest income	105
Financing fees	(590)
Other income, net	24
Provision for income taxes	(752)
Net income	2,626
Net loss attributable to noncontrolling interests	219
Net income attributable to Genie Energy Ltd.	$2,845

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2014 (4Q14)
Adjusted EBITDA	$(5,007)	$1,360	$(1,496)	$(3,630)	$(1,241)
Subtract (Add):
Stock-based compensation	2,266	120	121	-	2,025
Depreciation	39	11	24	4	-
Goodwill impairment	3,562	3,562	-	-	-
Gain on adjustment to estimated contingent payments	(206)	(206)	-	-	-
Loss from operations	(10,668)	$(2,127)	$(1,641)	$(3,634)	$(3,266)
Interest income	159
Financing fees	(513)
Other income, net	268
Benefit from income taxes	325
Net loss	(10,429)
Net loss attributable to noncontrolling interests	(8)
Net loss attributable to Genie Energy Ltd.	$(10,437)

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Year Ended December 31, 2015
Adjusted EBITDA	$(225)	$14,215	$(2,673)	$(7,354)	$(4,413)
Subtract:
Stock-based compensation	5,229	427	307	-	4,495
Depreciation	428	246	78	104	-
(Loss) income from operations	(5,882)	$13,542	$(3,058)	$(7,458)	$(8,908)
Interest income	411
Financing fees	(2,447)
Other expense, net	(193)
Provision for income taxes	(525)
Net loss	(8,636)
Net loss attributable to noncontrolling interests	1,179
Net loss attributable to Genie Energy Ltd.	$(7,457)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Year Ended December 31, 2014
Adjusted EBITDA	$(11,364)	$7,488	$(5,951)	$(7,286)	$(5,615)
Subtract (Add):
Stock-based compensation	10,758	592	429	-	9,737
Depreciation	132	24	99	8	1
Goodwill impairment	3,562	3,562	-	-	-
Gain on adjustment to estimated contingent payments	(206)	(206)	-	-	-
(Loss) income from operations	(25,610)	$3,516	$(6,479)	$(7,294)	$(15,353)
Interest income	469
Financing fees	(2,560)
Other income, net	389
Provision for income taxes	(95)
Net loss	(27,407)
Net loss attributable to noncontrolling interests	921
Net loss attributable to Genie Energy Ltd.	$(26,486)

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